UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:


Name:  BARON SELECT FUNDS
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

c/o Linda S. Martinson, 767 Fifth Avenue, 49th floor, New York, NY 10153
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Telephone Number (including area code): (212) 583-2000
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Name and address of agent for service of process:

c/o Linda S. Martinson, 767 Fifth Avenue, 49th Floor, New York, NY 10153
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With copies of Notices and Communciations to:

Richard T. Prins, Esq., Skadden, Arps, Slate, Meagher & Flom LLP,
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Four Times Square, New York, New York 10036
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

Check Appropriate Box:

     Registrant if filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ X ]       No [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the reigstrant in the city of New York and the state of New York on the 6th day of February, 2003.



[SEAL]



                        Baron Select Funds
                        (currently, known as Baron Capital Partners, L.P.) (REGISTRANT)
                        By:  Baron Capital Management, Inc., as General Partner

                        By: /s/ Ronald Baron
                           -----------------------------
                                Ronald Baron, Chairman and CEO




Attest: /s/ Linda S. Martinson
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            Linda S. Martinson, Vice President and General Counsel